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Wheeling - Pittsburgh Corporation

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Esmark Incorporated

Bouchard Group, L.L.C.

Franklin Mutual Advisers, LLC

James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

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July 26

American Metal Markets –

Esmark fight brings SDI, Goodwin in ring vs. W-P

July 29

Northwest Indiana Times –

Local Steel Executive Could Re-Enter Business

July 30

Chicago Tribune –

Brother Act Steeled to Try Rare Takeover

* * *

American Metal Markets

Esmark fight brings SDI, Goodwin in ring vs. W-P

By Scott Robertson

Wednesday, July 26, 2006, 2:59 p.m.

Esmark Inc. is ready for a fight in its bid to take over Wheeling-Pittsburgh Steel Corp., James P. Bouchard, the Chicago-based company’s co-founder, chairman and chief executive officer, said. To prove it, the company has brought on two steel heavyweights to help it carry the day.

Bouchard, speaking during a presentation to investors Wednesday in which he outlined Esmark’s plans for the steelmaker, said that his steel services company has enlisted long-time steel industry executive John Goodwin as vice president of mill operations to run the day-to-day operations of the steel plant and is in talks with Steel Dynamics Inc. (SDI), Fort Wayne, Ind., on consulting and raw materials strategies related to the electric-arc furnace at Wheeling-Pittsburgh.

Esmark’s presentation in New York came less than an hour after Wheeling-Pittsburgh released a statement saying it expected its second-quarter operating earnings to reach $19 million, about $8 million more than its previous guidance, thanks to higher-than-expected revenue from higher steel selling prices and lower-than-expected costs.

Wheeling-Pittsburgh’s ongoing talks to form a strategic alliance with Cia. Siderúrgica Nacional (CSN), Rio de Janeiro, Brazil, “remain positive and we believe this combination will deliver significantly more value than the recent proposal by Esmark,” James G. Bradley, Wheeling-Pittsburgh’s chairman, president and chief executive officer, said Wednesday. “Our board is firmly committed to protecting the interest of all shareholders and protecting against any attempt to deprive them of value that is rightfully theirs.”

Those were fighting words to Esmark, and Bouchard took off the gloves during his presentation. He congratulated Wheeling-Pittsburgh for turning an operating profit in the quarter, but then said simply that a $19-million operating profit in today’s strong steel market “simply is not good enough.”

“We have a plan, a management team and a strategic partner that will help us bring that mill’s costs down. We want to make this a low-cost service center and steel production company. The operating costs must come down,” Bouchard said. “This is a fight, and we are fighters. We want to get this low-cost supply chain put through. When you come with $19 million to a fight, that’s like bringing a small club. That’s not going to be enough.”

Craig T. Bouchard, Esmark’s president, was sharply critical of the current Wheeling-Pittsburgh management team for what he called the mismanagement of the company to date, and said shareholders will decide if Esmark’s offer is the right one for the company’s future.

“If it’s a fair fight and we lose, fine,” he said. “We’ll go on building our service center business. But I don’t think that’s going to happen.”

Esmark said it will bring to the battle heavy hitters such as Keith Busse, president and chief executive officer of SDI, and Goodwin, former mill manager of U.S. Steel’s Mon Valley (Pa.) and Gary (Ind.) Works and former chief executive officer of both National Steel Corp. and Beta Steel Corp.

Busse said Wednesday that Esmark has been a long-time customer of his steel mill, and SDI would be happy to work with Esmark on a consulting basis.

“If they are successful in acquiring Wheeling-Pitt, we think there are some areas in technology where we could consult with them that would be beneficial to both of us,” said Busse, who at the outset of Wheeling-Pittsburgh’s plans to install electric furnace steelmaking was sharply critical of the move. “Technology is one area where we can work with them and raw materials is another. We are involved in the Mesabi Nugget project and we think there are some things there that can work to the benefit of both parties.”

Busse stressed that no formal agreement had been reached between Esmark and SDI, but said SDI is looking forward to working with Esmark if it is successful. “They are one of our biggest customers and we have always had a great working relationship with them,” he said. “If there are areas we can help, we will try to do it.”

The Bouchards outlined their plans for Wheeling-Pittsburgh, essentially using the steelmaker to produce steel as part of its supply chain, which it will model after similar operations in Europe. The Esmark business containing Wheeling-Pittsburgh would create a “niche” regional steel producer that would combine the strengths of the steel company with Esmark’s downstream operations. The plan is for the company to remain 75-percent downstream operations with 25 percent built around the Wheeling-Pittsburgh EF.

The company wouldn’t target such markets as automotive or appliances, instead concentrating on providing steel to small original equipment manufacturers throughout the Ohio Valley. James Bouchard said Esmark would be the only steel company in the United States capable of filling a 2-ton order up to a 20,000-ton order.

Goodwin, who was credited during the presentation with turning around steel operations he led, said he was looking forward to the challenge of working with the Esmark team and the Wheeling-Pittsburgh assets.

“All of the turnarounds I have been involved with have one common thread,” Goodwin said. “It’s not capital. It’s human capital, and that has to be developed by both the management and union leadership working together. Magic happens when those two groups get together and make things happen. That’s what can happen here.”

Northwest Indiana Times (Munster)

Local steel executive could re-enter business

BY ANDREA HOLECEK

Saturday, July 29, 2006

CROWN POINT | Local steel industry veteran V. John Goodwin has been recruited by Esmark, the steel service center company currently engaged in a hostile takeover attempt of integrated steelmaker Wheeling-Pittsburgh.

If the proposed takeover is successful, Goodwin, 62 of Crown Point, would be Esmark’s vice president of mill operations and run the daily operations of the steel facilities it would acquire from Wheeling-Pitt.

Goodwin has more than four decades of experience in the steel industry. He most recently served as chief operating officer of International Steel Group, leaving in April 2005, when the company was sold to Mittal Steel Co.

In the 1980s and ‘90s, Goodwin served as general manager of U.S. Steel’s Mon Valley Works near Pittsburgh and then at Gary Works. He left U.S. Steel in 1994 to become president and chief operating officer of National Steel Corp.

In 1996, Goodwin became president and general manger of Beta Steel, the Portage minimill. He was president and CEO of Chicago-based Steel Consultants when he was recruited by ISG in 2003.

Esmark announced the appointment Wednesday as part of the Chicago Heights-based company’s investor presentation to Wheeling-Pitt shareholders and the financial community.

The company is trying to convince Wheeling-Pitt shareholders to elect the slate it has proposed for the steel company’s board of directors. If successful, the Esmark-controlled board would be asked to approve the service center group’s acquisition of the Wheeling, W.Va.-based company.

Esmark claims Wheeling-Pitt isn’t producing enough operating profit and a merger with Esmark would allow the steel company to lower its operating costs.

Goodwin, who could not be reached for comment on this story, was quoted by the industry trade publication, American Metal Market, saying that human capital has been the most important factor in the turnaround of steel companies. “Magic happens” when management and union leadership work together, he stated.

The combination of Wheeling-Pitt and Esmark would create a strong regional niche steel company with the ability to combine the strengths of a steel mill and a service center, and serve a diverse and profitable customer segment, Esmark officials stated in the investor presentation.

Chicago Tribune

Brother act steeled to try rare takeover

Jim and Craig Bouchard plan reverse merger to acquire steelmaker Wheeling-Pittsburgh

By James P. Miller, Tribune staff reporter

Sunday, July 30, 2006

After expanding Esmark Inc. through a rapid-fire series of friendly acquisitions, Jim and Craig Bouchard suddenly have adopted an unfriendly posture.

In their quest to move their Chicago Heights steel-service-center holding company onto a bigger stage, the Bouchard brothers want to take over publicly traded steelmaker Wheeling-Pittsburgh Corp. by means of a financial maneuver known as a reverse merger. If successful, privately held Esmark would become a public company.

Reverse mergers of any stripe are a rarity. But because the target company is resisting, the Bouchards plan to pull off a hostile reverse merger, an almost unheard-of feat.

Still, the Bouchards, backed by the deep pockets of an investment fund that is their company’s biggest investor, seem confident they can prevail.

“We think we’re in the right place” strategically, Jim Bouchard, Esmark’s 45-year-old chief executive, said in an interview. “And the way we’ve been able to grow, that proves it.”

The Bouchards are second-generation players in the steel industry. Their late father was a senior executive at Inland Steel, and their mother was an employee for the Chicago-based steelmaker as well. (Inland Steel, best known for its giant Indiana Harbor plant in East Chicago, is now owned by Europe’s Mittal Steel Co. NV.

The brothers, who grew up to become hotshots in separate fields, have been in business together for only a few years.

Craig, 52, Esmark’s president and chief financial officer, focused on finance, earning a master’s in business administration from the University of Chicago. He spent 19 years at First National Bank of Chicago (now JPMorgan Chase), where at different times he headed the bank’s derivatives-trading group and institutional research. Later, he served as

CEO of NumeriX LLC, a company that provides mathematically complex quantitative software that Wall Street institutional investors use in derivatives-based and risk-management strategies.

Younger brother Jim chose to toil in the steel industry after graduating from Loyola University, beginning his career just as the once globally dominant U.S. industry was entering what would prove to be a wrenching, decades-long retrenchment. Early on, he spent time as an executive at Inland, including a hitch at the company’s erstwhile Ryerson service-center subsidiary.

Jim subsequently moved to U.S. Steel, one of the relative handful of major U.S. steelmakers that managed to avoid the bankruptcies that periodically swept the domestic industry during the 1980s and again in the late 1990s. Still later, he watched attentively as a round of industry consolidation provided the surviving steel companies with economies of scale and a better pricing environment.

He got a firsthand look at the industry’s trend towards globalization from 2000 to 2002, when he was part of a team of executives U.S. Steel sent to Europe to acquire, restructure and operate the Slovakian National Steel Co. in Kosice, Slovakia.

In 2003, Jim and Craig teamed up to found Esmark, to serve as a vehicle to acquire steel-service centers. Jim supplies the steel industry expertise; Craig handles the finance side.

“We’d always talked about having a family business in the steel side,” Jim said. And after watching the steel-mill operators benefit by consolidating, he said, the brothers decided there could be a similar opportunity in consolidating the fragmented service-center sector.

Key role in steel industry

Although service centers aren’t well known outside the steel industry, they play a key role. Just as a deli operator buys a ham and then sells it by the slice, service centers purchase bulk coils and sheets of steel from producers, store it and resell it in smaller units. Customers range from light manufacturers to construction companies and firms that make heating and air-conditioning systems.

The nation’s biggest player is publicly traded Ryerson Inc., an Inland spinoff that controls only a modest share of the market. But most service-center operations are privately owned, and their owners are now reaching age 65 or 70.

The brothers initially bought two service centers with $18.5 million of their own money and quickly managed to improve profits.

“Then we did a Wall Street tour,” seeking funding for additional acquisitions, said Craig.

The tour ended when Franklin Mutual Advisers, an investment fund owned by Franklin Resources Inc., invested $173 million in Esmark. Armed with that new money, the brothers waded into the service-center sector, always paying cash and doing only friendly deals.

The brothers have completed 10 acquisitions, for a total of just over $200 million. That figure doesn’t include the significant post-acquisition expenditures Esmark routinely makes to upgrade equipment and facilities. In addition to implementing operating and inventory-related efficiencies, “We’ve been investing at two to three times the investment rate” the acquisitions had been receiving under their previous owners, said Craig.

Esmark, which has more than 600 employees at its operations, says sales are running at an annualized rate of $570 million, and the company expects pretax income this year will be about $32 million.

There are plenty more acquisition prospects in the Midwest’s service-center industry, the brothers say, and Esmark’s existing properties are generating enough free cash to fund such buys.

But while the Bouchards say such acquisitions are likely to continue, Esmark’s newest growth plan aims to take the holding company for the first time into the area of producing steel, not just distributing it.

Esmark wants to buy Wheeling-Pittsburgh, a West Virginia steel producer that emerged from Chapter 11 bankruptcy protection for the second time in 2003. Operating problems hurt profit and caused a big drop late last year in the company’s shares.

Since its fall from grace with investors, Wheeling-Pittsburgh has been the subject of rumors that the company, with about 3,100 employees, would be acquired.

Most of those rumors have featured an unspecified foreign buyer. But in mid-July, Esmark launched its bid, with investor Franklin standing by with $200 million in cash. Esmark’s proposal is undoubtedly intriguing and creative from a financial standpoint, but it also is dauntingly complicated.

The offer is in the form of a reverse merger, in which a closely held company becomes publicly traded without the extensive time and trouble of an initial public offering. In most cases, the public merger partner is simply a shell, with few remaining assets.

One of the best-known examples occurred when Ted Turner combined his private company with the publicly traded shell of Rice Broadcasting more than three decades ago. The newly public Turner Broadcasting went on to enjoy a profitable run on Wall Street.

Battle to control board

Typically, reverse mergers are done on friendly terms. But for Wheeling, which has a market value of just over $300 million, the Bouchard brothers have a hostile deal in mind. They want to take control of the company’s board, and then, assuming Wheeling stockholders sign off on the deal, implement the reverse merger.

To that end, Esmark has named a nine-person slate that it will run against the slate Wheeling-Pittsburgh management is backing. Wheeling has yet to name a date for the annual shareholder meeting, but the vote is expected sometime this autumn.

Among other things, the Bouchards will bring a $200 million cash infusion to the merger. They want to close Wheeling’s blast furnace, where production costs are high, while maintaining other operations, including the company’s new electric-arc mini-mill. The steel produced would supply Esmark’s steel-service centers.

“We’re coupling our downstream operations with the Wheeling production,” said Jim. “We’re going to put the supply chain together, and it will be low cost and lean throughout to our customers.”

For now, both sides have been lobbing the traditional brickbats at each other via press releases. Wheeling investors “deserve better,” Esmark contends, because the current board has “failed to adequately address persistent operational problems and strategic issues at the company, including the long-term underperformance of Wheeling-Pitt’s share price, inconsistent financial performance and poor corporate governance.”

Wheeling-Pittsburgh said its board evaluated similar overtures from Esmark several months ago, sees “little new” in the latest bid and has decided to continue talks regarding a “strategic alliance” with a Brazilian steelmaker known as Companhia Siderurgica Nacional.

The Bouchards claim they’ll be able to re-energize Wheeling the same way U.S. Steel patched up its East European acquisition.

“When I went to Slovakia in 2000, I saw a broken-down steelmaker,” said Jim. “It needed a lot of work.”

The U.S. Steel team succeeded in lowering the European company’s costs and returning it to profitability. The same refocusing will work at Wheeling-Pittsburgh, he contends.

The service-center sector is “a business where good management succeeds and bad management doesn’t,” said Peter Markus, an independent industry analyst at World Steel Dynamics.

“So far,” he said, Jim Bouchard “has demonstrated the skill to make acquisitions and to succeed.”

jpmiller@tribune.com

Going public by way of the side entrance

Esmark Inc. is pursuing a hostile bid for steelmaker Wheeling-Pittsburgh Corp. If the privately owned company succeeds in winning control of the board at publicly traded Wheeling, Esmark plans to make use of an infrequently used format known as a reverse merger.

Under that procedure, sometimes known as an “alternative initial public offering,” the target company technically acts as the acquirer, and the buyer is, on paper, the acquired company.

When it’s over, the acquirer not only has taken control of the target, but it also has become a public company.

—Jim Miller